Exhibit 99.1

For Immediate Release

May 20, 2004

Leesport Financial Corp. Extends Stock Repurchase Plan

Wyomissing, PA: The Board of Directors of Leesport Financial Corp. (NASDAQ:FLPB) has extended its stock repurchase plan, originally effective January 1, 2003, which authorized the repurchase of up to 5% of the outstanding shares, or up to 162,000 outstanding shares.  There are currently 106,513 outstanding shares remaining in the plan for repurchase.

The repurchase plan will apply to shares on the open market or in privately negotiated transactions.  Timing of purchases and the exact number of shares to be purchased will depend on market conditions.

Chairman, President, and Chief Executive Officer Raymond H. Melcher, Jr., said that consistent with the company’s focus on increasing shareholder value, this repurchase plan was implemented to optimize the Company’s use of capital and to increase earnings per share.

“As we continue to execute our ‘one-stop shop’ business plan, we decided to extend the stock repurchase plan so that we have the ability to take advantage of opportunities, as they arise, to buy back our own shares as an indication of our belief that the shares have tremendous upside value potential,” said Melcher.

Leesport Financial Corp. is a diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance, investments, wealth management, trust services, and title insurance services throughout Berks, Southern Schuylkill, and Montgomery Counties.

Leesport Financial Corp.

Leesport Bank

Leesport Realty Solutions

Leesport Wealth Management, LLC

Essick & Barr, LLC

•                  Essick & Barr Insurance

•                  The Boothby Group

•                  CrosStates Insurance

Leesport Mortgage LLC

For additional
information, contact:

Loren J. Berckey

Public Relations Officer

610-478-9922, ext. 245

Paula M. Barron

Chief Marketing Officer

610-478-9922, ext. 246

Nasdaq - FLPB

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.